EXHIBIT 21.1

SUBSIDIARIES OF VCA ANTECH, INC.

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION

Vicar Operating, Inc.	Delaware

Albany Veterinary Clinic	California

Animal Care Center at Mill Run, Inc.	Ohio

Animal Care Centers of America, Inc.	Ohio

Arroyo PetCare Center, Inc.	California

Associates in Pet Care, Inc.	Wisconsin

Diagnostic Veterinary Service, Inc.	California

Edgebrook, Inc.	New Jersey

Healthy Pet Corp.	Delaware

Healthy Pet Corp of Rhode Island, Inc.	Rhode Island

Indiana Veterinary Diagnostic Lab, Inc.	Indiana

Pet’s Choice, Inc.	Washington

Pets’ RX, Inc.	Delaware

Preston Park Animal Hospital, Inc.	California

Sound Technologies, Inc.	Delaware

South County Veterinary Clinic, Inc.	California

Toms River Veterinary Hospital, P.A	New Jersey

VCA — Asher, Inc.	California

VCA Alabama, Inc.	Alabama

VCA Albany Animal Hospital, Inc.	California

VCA All Pets Animal Complex, Inc.	California

VCA Animal Hospitals, Inc.	California

VCA Centers — Texas, Inc.	Texas

VCA Cenvet, Inc.	California

VCA Clinipath Labs, Inc.	California

93

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION

VCA Dover Animal Hospital, Inc.	Delaware

VCA Miller-Robertson #152	California

VCA Missouri, Inc.	Missouri

VCA Northwest Veterinary Diagnostics, Inc.	California

VCA of New York, Inc.	Delaware

VCA Professional Animal Laboratory, Inc.	California

VCA Real Property Acquisition Corporation	California

Veterinary Centers of America — Texas, Inc.	Texas

Veterinary Medical Laboratory, Inc.	Rhode Island

West Los Angeles Veterinary Medical Group, Inc.	California

94